                                                                    Exhibit 99.1

             SONICWALL ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

Sunnyvale, Calif. - April 4, 2002 - SonicWALL, Inc. (NASDAQ: SNWL), the leading provider of comprehensive Internet security solutions, today announced that based on preliminary estimates, it expects revenue for the first quarter ended March 31, 2002 to fall within the range of $28 million to $29 million, compared to $24.6 million reported in the first quarter of 2001.

Pro forma net income for the first quarter, which excludes amortization of intangibles and stock based compensation expense, is expected to fall within the range of $1.5 million to $2.5 million, or $0.02 to $0.03 per diluted share, compared to pro forma net income of $5.2 million, or $0.08 per diluted share in the same period a year ago. Net loss, including amortization of intangibles and stock based compensation expense, for the first quarter of 2002 is expected to be within the range of $1.5 million to $2.5 million, or $0.02 to $0.03 per diluted share, compared to a net loss of $5.5 million, or $0.09 per share, during the same period of the previous year.

Cautionary Note Regarding Forward-looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements regarding estimates of our revenues, net income and net income per share for the quarter ended March 31, 2002. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect SonicWALL's actual results include, but are not limited to, receipt of more detailed information about our first quarter results and further analysis of our revenues and expenses. In addition, please see the "Risk Factors" described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2001, for a more detailed description of the risks facing our business. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement.